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                                                                      EXHIBIT 23

                              CONSENT OF KPMG LLP


     We consent to incorporation by reference in Registration Statement (Nos. 333-16355 and 33-52809) on Form S-3 of our report dated February 19, 1999, relating to the combined balance sheets of PepsiCo Bottling Operations as of December 26, 1998 and December 27, 1997 and the related combined statements of operations, cash flows and shareholder's equity and accumulated other comprehensive loss for each of the years in the three-year period ended December 26, 1998, which report appears in this Current Report on Form 8-K.

/s/ KPMG LLP

KPMG LLP
New York, New York
April 22, 1999